UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 2, 2012

PRECISION OPTICS CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-10647	04-2795294
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22 East Broadway, Gardner, Massachusetts	01440
(Address of principal executive offices)	(Zip Code)

(978) 630-1800
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2012, the Board of Directors of Precision Optics Corporation, Inc. (the "Company") granted options to purchase common stock of the Company to its Directors and Officers.  Following the longstanding policy of the Company and consistent with the terms of the Company’s qualified stock option plans, the options were granted with an exercise price set at the price of the Company’s stock at the close of business on the grant date.

After the Board approved these grants, but before the market closed on February 9, 2012, a trade occurred in the Company’s stock resulting in a closing stock price of $0.55, which was significantly lower than recent historical and subsequent market prices, and lower than originally anticipated by the Board of Directors in regards to the stock option grants.

In order to recover the original intent of the Board of Directors, each of the Directors and Officers to whom options were granted on February 9, 2012 agreed to cancel the options granted on that day and to accept an equal number of replacement options granted on March 2, 2012, with an exercise price of $1.20, which was the closing stock price on the replacement grant date.

As a result, on March 2, 2012 the Board granted the following options:
•	7,600 options to Joel Pitlor, for his service on the Board of Directors
•	7,600 options to Richard Miles, for his service on the Board of Directors
•	20,000 options as compensation for services provided to the Company, and 7,600 for his prior service on the Board of Directors, to Donald Major.
•	150,000 to Dr. Joseph Forkey, as compensation for services provided to the Company.
•	15,000 to Jack Dreimiller, as compensation for services provided to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precision Optics Corporation, Inc.
(Registrant)

Date	March 6, 2012

/s/ Joseph N. Forkey
(Signature)

		Name:	Joseph N. Forkey
		Title:	Chief Executive Officer